Exhibit 4.63
SUPPLEMENTARY AGREEMENT TO
EXCLUSIVE BUSINESS CONSULTANCY SERVICE AGREEMENT
This supplementary agreement (“Supplementary Agreement”) to the Exclusive Business Consultancy Service Agreement is made on 1 January, 2007, in Shanghai, People’s Republic of China (“PRC”), by and between:
(1)	T2CN Information Technology (Shanghai) Co., Ltd., located at 12F, 418, Gui Ping Road, Shanghai, with Deng Ruen-Zeh as the legal representative (hereinafter called “T2CN”)

(2)	Shanghai T2 Advertisement Co., Ltd., located at Suite 3A01, 665, Zhang Jiang Road, Pudong, Shanghai, with Cheng Yen-Ching as the legal representative (hereinafter called “T2”).
(T2CN and T2 are hereinafter referred to individually as “Party” and collectively as “Parties”.)
Pursuant to the provisions of the Exclusive Business Consultancy Service Agreement made by the Parties on 15 November 2006, the Parties hereby enter into this Supplementary Agreement as follows:
The Consultancy Service Fee that T2 shall pay T2CN on a quarterly basis for Year 2007 (1 January to 31 December, 2007) under Clause 3.1 and Clause 3.2 of the Exclusive Business Consultancy Service Agreement shall be calculated as follows: Amount of the Consultancy Service Fee = 30 % of T2’s Operating Income in aggregate.
This Supplementary Agreement shall prevail in case of any inconsistency with the Exclusive Business Consultancy Service Agreement.

T2CN Information Technology (Shanghai) Co., Ltd.		Shanghai T2 Advertisement Co., Ltd.

Signed by:	/s/ Guo Jun Wei	Signed by:	/s/ Min Ji

	Name: Guo Jun Wei		Name: Min Ji
	Title: Authorized Representative		Title: Authorized Representative